UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2024

Liberty Star Uranium & Metals Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-50071	90-0175540
(Commission	(IRS Employer
File Number)	Identification No.)

2 East Congress St. Ste 900, Tucson, AZ	85701
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (520) 425-1433

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	LBSR	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On February 13, 2024, Liberty Star Minerals (“Liberty Star”) or the “Company”) (OTC Markets: LBSR) is pleased to announce we have released a new updated field report for our initial holes at Hay Mountain, prepared by James Bryce, Chief Geologist working with the Company.

Mr. Bryce offers his observations of the two holes so far drilled on the Hay Mountain property:

“Hole one, (HM-117 from the previous company plan) was collared on the center of the magnetic high and over the conductor noted by the ZTEM survey. The depth to bedrock on that pad was 108’ after which the drill collared into limestones of the Morita formation. The presence of Morita at this elevation indicated that that block of rock in the valley has been faulted down with a vertical offset of more than 800’. Given the vertical offset, the decision was made by the company to deepen the hole by 500’ and the overall program by 1000’.

At 1354’ the drill encountered the carbon rich Colina Formation. Portable XRF analyses of this core showed elevated levels of copper, lead and zinc as well as increasing potassic alteration down hole. Potassic alteration is an important indicator of porphyry mineralization. Near the base of the hole, several small quartz veins were observed with minor pyrite selvages. The hole was stopped at 1500’, the casing left in place and capped for future re-entry.

Hole two (HM-001) was collared 0.6 miles east of hole one on Colina limestone outcrop showing polymetallic leakage textures at surface. These rusty patches show elevated lead, zinc, molybdenum and sometimes copper. Despite the collar of this hole being almost the same elevation as that of hole one, this gave the company the advantage of beginning the hole around 1350’ deeper into the stratigraphy than hole one.

At 420’ depth, the hole encountered the Horquilla Formation which hosts many of the copper deposits in the region. As the hole approached 1500’, the decision was made by the company to deepen the hole by 1000’ due to the presence of increasing alteration and the presence of minor sulfides and extensive carbonate vein stockworks.

At 2016’ a marble front was encountered with a thickness of 41’. This was very exciting as it implies the presence of a heat source nearby at depth. Immediately below that unit, the hole encountered intense chemical (propylitic) alteration indicative of a hydrothermal system generated from a porphyry body below. This was followed by alternating beds of marble and highly altered shales and siltstones.

A 150’ thick diorite sill was intersected at 2067’. This sill clearly post-dates the alteration based on the contacts with the surrounding rocks. The sill contains, locally, up to 1% chalcopyrite as fragments indicating that these fragments were derived from a rock unit the magma passed through at depth.

Below the diorite sill, the intense propylitic alteration and marble bedding continues to depth. The decision was made to add another 500’ to the hole based upon the presence of sulfides in marble as narrow replacement bands and disseminations within the altered sediments.

The hole currently sits at just under 3000’. Based upon the author’s experience in drilling other porphyry deposits around the world, it was his strong recommendation to continue the hole to depth based on the intense alteration and increasing presence of sulfides in the drill core. The casing is in place and the company plans to reduce to NQ core size and continue the hole.” (February 10, 2024)

All geochemical sampling was conducted under the supervision of the Company’s Chief Geologist, James Bryce, and the chain of custody from the drilling site to the independent sample preparation facility, ALS Geochemistry in Tucson, Arizona was continuously monitored per industry best practices. Liberty Star will report analytical results in due course.

Item 9.01. Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

3.46	Liberty Star Field Report for Initial Holes at Hay Mountain, SE Arizona

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

Dated: February 13, 2024	/s/ Patricia Madaris
Patricia Madaris, VP Finance & CFO